RELEASE AGREEMENT

I understand that my employment with Sunesis Pharmaceuticals, Inc. (the “Company”) is terminating effective August 4, 2008. I further understand that between now and that date, I shall receive full pay and benefits from the Company pursuant to the Notice of Termination I received from the Company on June 3, 2008.

I further understand that if I sign this Release Agreement (the “Release”) and allow it to become effective, then the Company shall provide me with the following severance benefits under the terms of my Amended and Restated Executive Severance Benefits Agreement dated as of May 28, 2008: (1) a lump-sum payment equal to six (6) months’ of my base salary, less standard payroll deductions and withholdings, payable within thirty (30) days after the Effective Date of this Release; (2) provided I timely elect continued coverage under COBRA (as defined in my Amended and Restated Executive Severance Benefits Agreement), payment of the premiums to continue my group health insurance coverage, including coverage for my eligible dependents, for a maximum period of six (6) months following my termination (or such lesser number of months as my dependents and I are eligible for such coverage); and (3) the vesting of my outstanding Stock Awards (as defined in my Amended and Restated Executive Severance Benefits Agreement) shall be accelerated such that as of my termination date, those Stock Awards that would have vested in the ordinary course over the twelve (12) month period following the date of my termination had I remained continuously employed by the Company during such period shall be fully vested and exercisable.

I further understand that if I sign this Release and allow it to become effective, then the Company shall provide me with the following additional severance benefits: (1) six (6) months of outplacement assistance through Lee Hecht Harrison, under the terms of the Company’s contract with Lee Hecht Harrison; and (2) a bonus payment equal to 12.5% of my annual base salary, less standard payroll deductions and withholdings, payable in a lump-sum within thirty (30) days after the Effective Date of this Release.

I understand that this Release, together with the Amended and Restated Executive Severance Benefits Agreement between me and the Company, constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in my Amended and Restated Executive Severance Benefits Agreement, which I have executed and of which this Release is a part.

1.  Proprietary Information Obligations. I hereby confirm my obligations under my Nondisclosure Agreement with the Company dated as of December 8, 1999 and my Confidential Information and Invention Assignment Agreement with the Company dated as of February 14, 2000.

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2. General Release. In exchange for severance benefits and other consideration provided to me hereunder and under the Amended and Restated Executive Severance Benefits Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waiveable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

3. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have at least forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

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4. Section 1542 Waiver. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

5. Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

6. Non-Disparagement. I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company on or after my termination date of August 4, 2008 (or such earlier date as I cease to be employed by the Company), and I must not revoke it thereafter.

Robert S. McDowell, Ph.D.
/s/ Robert McDowell

Date: August 4, 2008

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